Exhibit 99.2

Capstone Therapeutics Announces Results of AZX100 Phase 2a Pilot Clinical Trials in Keloid and Surgical Scarring

TEMPE, Ariz., Dec. 13, 2010 (GLOBE NEWSWIRE) -- Capstone Therapeutics (Nasdaq:CAPS) (the "Company") announced today twelve-month results from its two AZX100 Phase 2a pilot clinical trials in keloid scarring and seven-month interim results of its ongoing AZX100 Phase 2a pilot clinical trial in surgical (trocar site) scarring.

The goals of a Phase 2a clinical trial include assessments of the safety and tolerability of the therapeutic agent being tested, initial investigation of dose and administration schedules and analyses to detect any signal or trend of efficacy in the chosen indication.

AZX100 Phase 2a in Keloid Scarring - Study Description

Keloid scars are among the most difficult dermatologic conditions to treat, and there are no currently-approved therapeutic agents specifically indicated for these scars. "Preventing development of a keloid after surgery is a real challenge. I don't know a reliable way to routinely do it," said Mark V. Dahl, MD, former President, American Academy of Dermatology and a consultant to Capstone.

Capstone conducted two pilot Phase 2a clinical trials of AZX100 in reduction or prevention of post-excision keloid scarring: OL-ASCAR-04, with dosing at 3.0 mg or 10.0 mg per linear cm; and OL-ASCAR-05, with dosing at 0.3 mg or 1.0 mg per linear cm. In these trials, AZX100 (or placebo) was administered 21 and 42 days following surgery, with no additional dosing throughout the remainder of the trial. These were blinded, placebo-controlled, multicenter, parallel group dose ranging studies to evaluate the safety and preliminary efficacy of AZX100 following excision of keloid scars. Fifty-nine subjects were dosed in each of these two pilot keloid scarring trials.

Pre-specified endpoints of these studies included evaluations of safety and efficacy of AZX100 based on the subjective primary endpoint Patient and Observer Scar Assessment Scales (POSAS) and objective secondary endpoints analyzed using 2D and 3D high-resolution digital photography. These endpoints included blinded, independently-scored Visual Analog Scales (VAS) and objective measurements of scar dimensions. Each of the endpoints of these trials was being evaluated for its potential to guide and inform future studies of AZX100 in dermal indications.

Twelve-Month Results [Click here for accompanying slides]
  The primary endpoint of the Phase 2a pilot keloid scarring trials was the Month 12 score on the subjective POSAS. The trials did not meet the study objective of demonstrating statistically-significant efficacy based on differences in this scale between AZX100 and placebo at the single Month 12 time point.
  Secondary endpoints, including earlier monthly POSAS scores, VAS scores and objective endpoints based on high resolution digital photography, showed multiple signals of AZX100 efficacy within the1.0 mg-per-linear-cm cohort, particularly at earlier time points (e.g. between Months 2 and 9, depending upon the metric.) No meaningful benefit was observed for the other AZX100 doses (0.3 mg, 3.0 mg or 10.0 mg per linear cm).
  There was a consistent pattern favoring AZX100 treatment (1.0 mg per linear cm) across multiple outcomes and time points; but, with a small sample size (n=19), these signals were not statistically significant.
  The safety profile of AZX100 was determined to be favorable.
AZX100 Phase 2a in Surgical (Trocar Site) Scarring - Study Description

The Company is also conducting - with similar outcome measures - a pilot Phase 2a clinical trial of AZX100 in surgical (trocar site) scarring (OL-ASCAR-03); this is a double-blind, placebo within-patient controlled, multi-center dose ranging study to evaluate the safety and preliminary efficacy of AZX100 (3.0 mg or 10.0 mg versus placebo) in trocar site scars of subjects who have undergone arthroscopic shoulder surgery. In this trial, AZX100 (or placebo) was administered 9 and 21 days following surgery, with no additional dosing throughout the remainder of the trial.

One hundred fifty subjects were dosed in the trocar site scarring trial. Twelve-month data from this study are due 1Q2011.

Seven-Month Interim Results

The limited seven-month interim analysis of the Phase 2a pilot surgical (trocar site) scarring trial showed a favorable safety profile and revealed multiple signals of AZX100 efficacy, more often within the 3.0 mg trocar sites than within sites receiving 10.0 mg. Most AZX100 treatment effect at 3.0 mg was seen at time points earlier than Month 7; e.g., Scar Total Volume at Month 3 (p = 0.047) and Scar Length at Month 5 (p = 0.034).

Because the study is ongoing, it is not yet possible to determine whether additional statistically significant effects will be observed.

Commentary

"We designed these Phase 2a pilot clinical trials to guide the future development of AZX100 in multiple scarring indications. The favorable safety profile and the observed efficacy signals support our belief that AZX100 is a viable candidate in dermal scar reduction," said Randolph C. Steer, MD, PhD, President of Capstone Therapeutics. "The pattern of AZX100 efficacy at 1.0 mg per linear cm at earlier time points that was seen in the keloid trial will assist us in future dose and administration optimization clinical trials."

"We believe the AZX100 clinical data merit its continued development," said Jock Holliman, Executive Chairman of Capstone Therapeutics. "Based on the results obtained thus far from these Phase 2a pilot clinical trials, Capstone will seek a collaboration partner to advance AZX100 in both surgical and keloid scar reduction."

Capstone Therapeutics to Host AZX100 Clinical Update Teleconference [Click here for accompanying slides]

Capstone Therapeutics will host a teleconference and webcast to discuss AZX100 clinical and other data today, Tuesday, December 14, 2010 at 11:00am EST / 10:00am CST/ 9:00am MST/ 8:00am PST. The teleconference may be accessed at (877) 303-9204 (U.S.), (760) 536-5225 (outside U.S.); accompanying slides can be viewed by logging onto the Investors section of the Company's website, www.capstonethx.com. A replay will be available beginning December 14, 2010 at 1:00pm EST until midnight December 17, 2010 and may be accessed at (800) 642-1687 (U.S.) or (706) 645-9291 (outside U.S.) with conference ID 30689632.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis. Based on its demonstrated effects in pre-clinical models and safety in clinical trials, AZX100 is currently being evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary fibrosis. Capstone has an exclusive worldwide license to AZX100.

Chrysalin, the Company's novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues. It is currently being evaluated in disorders that involve vascular endothelial dysfunction, such as acute myocardial infarction and chronic myocardial ischemia. The Company owns exclusive worldwide rights to Chrysalin.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

The Capstone Therapeutics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5429

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our product; effects of the Capstone Stockholder Put Right on our stock price, liquidity or our ability to continue operations; effects on our stock price and liquidity if we are unable to meet the requirements for continued listing on the Nasdaq Capital Market; our need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2009, and other documents we file with the Securities and Exchange Commission.

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

CONTACT:  Capstone Therapeutics
                       Investor Relations
                       Karen Struck
                       (415) 392-3310
                       kstruck@capstonethx.com

                      The Trout Group
                      Lauren Glaser
                      (602) 286-5250
                      lglaser@troutgroup.com